                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                          Wilson Bank Holding Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                    [WILSON BANK HOLDING COMPANY LETTERHEAD]

                                 March 12, 2002

Dear Stockholder:

         Enclosed you will find our 2001 Annual Report, Notice of Annual Meeting Proxy, and Dividend Reinvestment Plan.

         We encourage you to review this material. The "Dividend Reinvestment Plan" is the same plan which has been in place since 1992. You can change your option to receive cash or stock for your dividends at any time.

         The year 2001 was an outstanding year for your bank. If you have any questions concerning this report or your investment, please call me at 443-6637. Your support of Wilson Bank & Trust is deeply appreciated.

                                                    Sincerely,

                                                    /s/ Randall Clemons

                                                    Randall Clemons
                                                    President/CEO

                           WILSON BANK HOLDING COMPANY
                               LEBANON, TENNESSEE
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Wilson Bank Holding Company:

         The Annual Meeting of Shareholders (the "Annual Meeting") of Wilson Bank Holding Company (the "Company") will be held on Tuesday, April 9, 2002 at 7:00 p.m., (CDT), at the main office of the Company, located at 623 West Main Street, Lebanon, Tennessee 37087, for the following purposes:

         (1) To elect thirteen (13) directors to hold office until the next Annual Meeting and until their successors are duly elected and qualified;

         (2) To ratify the appointment of Maggart & Associates, P.C. as the Company's independent auditors for the Company for 2002; and

         (3) To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

         Only shareholders of record at the close of business on March 1, 2002 are entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

         Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters proposed to be acted upon at the Annual Meeting.

                                    By Order of the Board of Directors,

                                    /s/ Jerry L. Franklin

                                    Jerry L. Franklin, Secretary
March 14, 2002

YOUR REPRESENTATION AT THE ANNUAL MEETING IS IMPORTANT. TO ENSURE YOUR REPRESENTATION, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. SHOULD YOU SUBSEQUENTLY DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AS PROVIDED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT IS VOTED.

                           WILSON BANK HOLDING COMPANY
                               LEBANON, TENNESSEE

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Wilson Bank Holding Company (the "Company") of proxies for the Annual Meeting of Shareholders of the Company to be held on Tuesday, April 9, 2002, at the Company's main office, 623 West Main Street, Lebanon, Tennessee 37087, at 7:00 p.m. (CDT). This proxy material was first mailed to shareholders on or about March 14, 2002.

         All valid proxies which are received will be voted in accordance with the recommendations of the Board of Directors unless otherwise specified thereon. A proxy may be revoked by a shareholder at any time prior to its use by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

         Only holders of record of the Company's common stock, par value $2.00 per share (the "Common Stock"), at the close of business on March 1, 2002 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 2,079,994 shares of Common Stock issued and outstanding, the holders of which are entitled to one vote for each share held on each of the matters to be voted upon at the Annual Meeting. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. The directors shall be elected by a plurality of the votes cast in the election by the holders of Common Stock represented and entitled to vote at the Annual Meeting. The ratification of the appointment of the Company's independent auditors as well as any other matters submitted to the shareholders, but not proposed in this Proxy Statement, shall be approved by the affirmative vote of a majority of the votes cast by the holders of Common Stock represented and entitled to vote at the Annual Meeting. The Board of Directors of the Company does not know of any other matters which will be presented for action at the Annual Meeting besides those proposed in this Proxy Statement, but the persons named in the proxy (who are directors of the Company) intend to vote or act with respect to any other proposal which may be presented for action according to their best judgment. Abstentions and "non-votes" are accounted as "present" in determining whether a quorum is present. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. A "non vote" will have no effect on the approval of the nominees to the Company's board of directors or the ratification of the appointment of the Company's independent auditors. Abstentions will have the same effect as a vote against this proposal.

         The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling, and mailing this Proxy Statement. Such solicitation will be made by mail, and may also be made by the Company's regular officers or employees personally or by telephone or telegram. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy materials to beneficial owners.

         Wilson Bank and Trust (the "Bank") is located in Lebanon, Tennessee and is a wholly-owned subsidiary of the Company. The Company owns 50% of DeKalb Community Bank ("DCB"), located in Smithville, Tennessee and 50% of Community Bank of Smith County ("CBSC"), located in Carthage, Tennessee. Except as otherwise stated, or as the context otherwise requires, the information contained herein relates to the Company and the Bank.

                                 STOCK OWNERSHIP

         There are no persons who are the beneficial owners of more than 5% of the Company's Common Stock, its only class of voting securities.

         The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of March 1, 2002 (unless otherwise noted), for:

         -        each of our directors and nominees;

         - each of our executive officers named in the Summary Compensation Table; and

         -        all of our directors and executive officers as a group.

         The percentages of shares outstanding provided in the tables are based on 2,079,994 voting shares outstanding as of March 1, 2001. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. Shares issuable upon exercise of options that are exercisable within sixty days of March 1,2002 are considered outstanding for the purpose of calculating the percentage of outstanding shares of Company Common Stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual.

                                                      AMOUNT AND NATURE OF
            NAME AND ADDRESS OF                            BENEFICIAL
           BENEFICIAL OWNER (1)                             OWNER (2)             PERCENT OF CLASS (%)
-------------------------------------------           --------------------        --------------------
Directors
    Charles Bell                                             44,280                       2.13
    Jack W. Bell                                             26,639(3)                    1.28
    Mackey Bentley                                           18,012                        .86
    J. Randall Clemons                                       30,460(4)                    1.46
    James F. Comer                                           11,788(5)                    0.57
    Jerry L. Franklin                                        28,682(6)                    1.38
    John B. Freeman                                          20,530                       0.98
    Marshall Griffith                                        11,734                       0.56
    Harold R. Patton                                         20,168(7)                     .97
    James Anthony Patton                                     16,000                       0.76
    H. Elmer Richerson                                        6,662(8)                    0.32
    John R. Trice                                            38,285(9)                    1.84
    Robert T. VanHooser                                       6,590(10)                   0.32

Executive Officers
    Gary Whitaker                                             3,512(11)                   0.17
    Larry Squires                                               528(12)                    .00

Executive officers and Directors as a group                 302,287                      14.53
(17 persons)

------------------
(1) The address for each of the directors and executive officers set forth in the table above is 623 West Main Street, Lebanon, Tennessee 37087.
(2) Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.
(3) Includes 1,578 shares held by or on behalf of Mr. J. Bell's children and/or other dependents.
(4) Includes 2,232 shares held by or on behalf of Mr. Clemons' children and/or other dependents, 523 shares held by Mr. Clemons' wife, 800 shares issuable upon exercise of options granted under the Stock Option Plan and 12,738 shares held by the Clemons Family Limited Partnership.
(5) Includes 2,487 shares held by or on behalf of Mr. Comer's children and/or other dependents.
(6) Includes 1,258 shares held by or on behalf of Mr. Franklin's children and/or other dependents.
(7)      Includes 10,833 shares held by Mr. H. Patton's wife.
(8) Includes 533 shares issuable upon exercise of options granted under the Stock Option Plan.
(9)      Includes 8,727 shares held as trustee by Mr. Trice.
(10) Includes 4,772 shares held jointly by Mr. VanHooser's wife and children.
(11) Includes 266 shares issuable upon exercise of options granted under the Stock Option Plan.
(12) Includes 266 shares issuable upon exercise of options granted under the Stock Option Plan.

                         ITEM 1 -- ELECTION OF DIRECTORS

         Directors are elected each year to hold office until the next Annual Meeting and until their successors are duly elected and qualified. The Company's by-laws provide for a minimum of five and maximum of fifteen directors, the exact number to be set by the Company's Board of Directors. The Company's Board of Directors has nominated thirteen individuals to stand for election at the 2002 Annual Meeting. Proxies may not be voted for a greater number of directors than thirteen.

         Unless contrary instructions are received, the enclosed proxy will be voted in favor of the election as directors of the nominees listed below. Each nominee has consented to be a candidate and to serve, if elected. All the nominees currently are serving as directors of the Company. While the Company's Board of Directors has no reason to believe that any nominee will be unable to accept nomination or election as a director, if such event should occur, proxies will be voted with discretionary authority for a substitute or substitutes who will be designated by the Company's current Board of Directors.

INFORMATION CONCERNING DIRECTORS

The following table contains certain information concerning the nominees, which information has been furnished to the Company by the individuals named.

                                                                                CURRENT POSITION; BUSINESS
                                                   DIRECTOR                       EXPERIENCE DURING PAST
             NOMINEE                   AGE          SINCE                             FIVE YEARS (1)
----------------------------           ---         --------      -------------------------------------------------------
Charles Bell (2) (4)                   63            1993        Director; Consultant (1995-Present) and President
                                                                 (until 1995) - Lebanon Aluminum Products, Inc.
Jack W. Bell (2) (5)                   43            1987        Director; Owner - Jack W. Bell Builders, Inc.; Vice
                                                                 President  of Operations - Lebanon Aluminum Products,
                                                                 Inc. (until 1995)
Mackey Bentley                         57            1987        Director; President - Bentley's Electric Company, Inc.
                                                                 (Chairman of the Board of Directors of the Bank)
J. Randall Clemons(4)(5)               49            1987        President; Chief Executive Officer and Director of the
                                                                 Company (since 1992); President, Chief Executive
                                                                 Officer and Director of the Bank
James F. Comer (4)                     43            1996        Director; Owner - Comer Farms; Vice President - Lending
                                                                 and Account Executive of Farm Credit Services of
                                                                 America (1980-1995)
Jerry L. Franklin                      64            1987        Director; Owner as franchisee of Ponderosa Restaurants
John B. Freeman                        64            1987        Director, Retired Businessman; Chairman - Auto Parts
                                                                 and Service Company, Inc. (until 2000)
Marshall Griffith                      63            1987        Director; Businessman - Evergreen Company; Senior Vice
                                                                 President - Fidelity Federal Savings and Loan of
                                                                 Nashville, Tennessee prior thereto
Harold R. Patton (3)                   66            1987        Director; General Manager - Wilson Farmers' Cooperative
James Anthony Patton (3)               40            1987        Director;  Co-Owner, Container Service, Inc; Salesman -
                                                                 Custom Packaging, Incorporated
H. Elmer Richerson                     49            1998        Vice President of the Bank from 1989 until 1994 and
                                                                 Executive Vice President of the Bank since 1994
John R. Trice (5)                      69            1991        Director (Chairman of the Company's Board of
                                                                 Directors); Owner - Trice Appraisal Services
Robert T. VanHooser, Jr. (5)           72            1991        Director; Retired Business Development Officer - Wilson
                                                                 Bank and Trust 1991 - 96; President and CEO of Lebanon
                                                                 Bank, Lebanon, TN prior thereto

-----------------
(1) All directors serve on the Boards of Directors of the Company and the Bank.
(2)      Charles Bell is the father of Jack W. Bell.
(3)      Harold R. Patton is the father of James Anthony Patton.
(4) Messrs. Clemons, Comer and Charles Bell serve on the Board of Directors of CBSC.
(5) Messrs. Clemons, Trice, VanHooser and J. Bell serve on the Board of Directors of DCB.

DESCRIPTION OF THE BOARD AND COMMITTEES OF THE BOARD

         The Company does not have an executive compensation or nominating committee. The Board of Directors of the Company also serves as the Board of Directors of the Bank. The Board of Directors of the Company and the Board of Directors of the Bank, based upon recommendations by the Personnel Committee, establish general compensation policies and programs for the Company and the Bank and determine annually the compensation to be paid to Company and Bank employees, including executive officers. The Boards of Directors of the Company and the Bank also act as a nominating committee for directors and officers of the Company and the Bank by developing general criteria concerning the qualifications and selection of directors and officers, (including recommendations made by shareholders of the Company) and recommends candidates for such positions. Shareholder recommendations must be in writing to the attention of the Board of Directors and describe reasons why the shareholder finds the recommended person to be a qualified candidate.

         The Board of Directors of the Company has no standing committees. The Board of Directors of the Bank has ten standing committees consisting of the Audit, Executive, Personnel, Finance, Marketing, Building, Investment, Long Range Planning, Data Processing, and Trust Committees. The Chairman of the Board of Directors of the Bank (Mr. Bentley) and both Mr. Clemons and Mr. Richerson are members of all the committees with the exception that Mr. Clemons and Mr. Richerson are not on the Personnel Committee or Audit Committee. The members of each committee are generally appointed in May of each year, and serve until the following May. Therefore, the committee members identified below may not have been on each identified committee for the entire 2001 fiscal year unless otherwise provided below. Unless otherwise provided below, the members identified below are the current members of the applicable committees.

         Audit Committee. The Company does not have an Audit Committee. The Bank, however, does have an Audit Committee, composed of Messrs. C. Bell, Franklin, VanHooser with Mr. Freeman serving as Chairman. The Audit Committee reviews annual and interim reports of the independent auditors and provides advice and assistance regarding the accounting, auditing, and financial reporting practices of the Company and the Bank. The Audit Committee does not have a written charter. All of the Audit Committee's members are independent under the standards of the New York Stock Exchange. The Audit Committee held four meetings during 2001.

         Executive Committee. The Executive Committee is composed of Messrs. C. Bell, Trice, and VanHooser with Mr. Griffith serving as Chairman. The Executive Committee reviews corporate activities, makes recommendations to the Board of Directors on policy matters and makes executive decisions on matters that do not require a meeting of the full Board of Directors. The Executive Committee held ten meetings during 2001.

         Personnel Committee. The Personnel Committee, composed of Messrs. VanHooser, Freeman, and J.A. Patton with Mr. J. Bell serving as Chairman, considers and recommends to the Board of Directors the salaries of all Bank personnel. This committee held six meetings during 2001.

         Finance Committee. The Finance Committee is the credit review board of the Bank. This committee reviews loan applications meeting certain criteria and approves those found creditworthy. In addition, this committee reviews all loans that are funded. The committee is comprised of five permanent members, Messrs.
C. Bell, J. Bell, Comer, F, Griffith and VanHooser with Mr. H. Patton serving as Chairman. Serving as "temporary members" of the committee in 2001 were Messers, J.A. Patton, Jerry Franklin and John Freeman. In addition, Mr. Trice served as an advisory member for the entire fiscal year. The Finance Committee held seventeen meetings during 2001.

         Marketing Committee. The Marketing Committee is composed of Messrs. Franklin, H. Patton and Franklin with Mr. J.A. Patton serving as Chairman. The Marketing Committee recommends the direction of the marketing efforts of the Company and the Bank. This committee held four meetings during 2001.

         Building Committee. The Building Committee is composed of Messrs. J. Bell, Griffith, and J.A. Patton, with Mr. Freeman serving as Chairman. This committee makes recommendations to the Company's and the Bank's Boards of Directors on the immediate and future building needs of the Company and the Bank. This committee held three meetings during 2001.

         Investment Committee. The Investment Committee is composed of Messrs.
C. Bell, Comer and H. Patton with Mr. Trice serving as Chairman. The Investment Committee reviews and directs the investment portfolio of the Bank. This committee held eleven meetings during 2001.

         Long Range Planning Committee. The Long Range Planning Committee is composed of Messrs. J. Bell, Freeman, H. Patton, and VanHooser with Mr. Comer serving as Chairman. This committee explores strategic opportunities available to the Company and recommends the direction the Company should take on these matters. This committee held two meetings in 2001.

         Data Processing Committee. The Data Processing Committee is composed of Messrs. Comer, J.A. Patton and Richerson with Mr. Franklin serving as Chairman. The Data Processing Committee reviews the computer hardware and software needs of the Company and makes recommendations regarding purchases thereof to the Board of Directors. This committee held five meetings during 2001.

         Trust Committee. The Trust Committee, composed of Messrs. J. Bell, Comer, and Griffith with Mr. C. Bell serving as Chairman, is charged with the oversight of the Bank's trust activities. This committee held nine meetings during 2001.

         During the fiscal year ended December 31, 2001, the Board of Directors of the Bank held seventeen meetings while the Board of Directors of the Company met fifteen times. All incumbent directors attended more than 90% of the aggregate number of meetings of both the Bank's and the Company's Boards of Directors and the committees on which such member served.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than ten percent shareholders are required by federal securities regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on the Company's review of the copies of such forms, or written representations from certain reporting persons furnished to the Company, the Company believes that its officers, directors and greater than ten percent beneficial owners were in compliance with all applicable filing requirements.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

                 ITEM 2 -- RATIFICATION OF INDEPENDENT AUDITORS

         The Board of Directors of the Company has selected Maggart & Associates, P.C. to serve as independent auditors for the current fiscal year upon the recommendation of the Audit Committee and the shareholders are requested to ratify this approval. Maggart & Associates, P.C. has served in this capacity for the Company since 1987. A representative of Maggart & Associates is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions. Shareholders should recognize that the ratification of approval of Maggart & Associates, P.C. does not preclude the Audit Committee from subsequently determining to change independent auditors, if it determines such action to be in the best interest of the Company.

FEES BILLED TO THE COMPANY BY MAGGART & ASSOCIATES, P.C. DURING 2001

         Audit Fees. The aggregate audit fees billed to the Company by Maggart & Associates, P.C. during 2001 for professional services rendered for the audit of the Company's annual financial statements and for the reviews of the financial statements included in the Company's quarterly reports on Form 10-Q totaled $91,579.

         Financial Information Systems Designed and Implementation Fees. Maggart & Associates billed no fees to the Company during 2001 for professional services regarding financial information systems design and implementation.

         All Other Fees. The aggregate fees billed to the Company by Maggart & Associates, P.C. during 2001 for all other services rendered to the Company, including tax related services, but excluding audit fees and financial information systems design and implementation fees, totaled $17,100.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF MAGGART & ASSOCIATES, P.C. AS THE COMPANY'S INDEPENDENT AUDITORS.

                             ITEM 3 --OTHER MATTERS

         The Board of Directors is not aware of any other matters which may be brought before the Annual Meeting. However, if any matter other than the proposed matters properly comes before the meeting for action, proxies will be voted for such matters in accordance with the best judgment of the persons named as proxies.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table provides information as to annual, long-term or other compensation during fiscal years 2001, 2000, and 1999 for Mr. Clemons, the Company's Chief Executive Officer, Mr. Richerson, the Bank's Executive Vice President, Gary Whitaker, the Bank's Senior Vice President, and Larry Squires, the Bank's Senior Vice President, the only executive officers of the Company or the Bank with total annual salary and bonus over $100,000 for the year ended December 31, 2001.

                                                                                                      LONG-TERM
                                                                                                    COMPENSATION
                                                             ANNUAL COMPENSATION                       AWARDS
                                                    ------------------------------------------      -------------
                                                                                                      NUMBER OF
                                                                                                      SECURITIES
                                                                                                      UNDERLYING      ALL OTHER
    NAME AND PRINCIPAL POSITION                     YEAR            SALARY            BONUS(1)        OPTIONS (2)   COMPENSATION (3)
-----------------------------------                 ----          ---------          ---------      -------------   ----------------
J. Randall Clemons,                                 2001          $ 213,533          $ 106,000                          $ 40,421
    President and Chief Executive                   2000            201,465             86,000                            25,780
    Officer of the Company and the                  1999            181,500             76,000           4,000            23,689
    Bank

H. Elmer Richerson,                                 2001          $ 156,000          $  53,000                          $ 27,461
    Executive Vice President of the                                 150,000             43,000                            22,122
    Bank                                                            129,500             38,000           2,666            20,581

Gary Whitaker,                                      2001          $ 124,126          $  10,000                          $ 15,727
    Senior Vice President of the                    2000            115,089              6,119                            14,781
    Bank                                            1999            112,193              6,543           1,333            14,245

Larry Squires,                                      2001          $  95,585          $   8,910                          $ 12,738
    Senior Vice President of the                    2000             87,203              4,854                            12,399
    Bank                                            1999             83,422              4,978           1,333            11,647

--------
(1) Perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus for the named executive officer.
(2) The number of securities underlying options have been adjusted to reflect the 4 for 3 stock split effective as of September 30, 1999.
(3) Represents for the fiscal years 2001, 2000 and 1999 respectively, (i) the Company's matching grants under the Company's 401(k)/profit sharing plan in the amounts of $16,421, $16,288 and $15,493 for Mr. Clemons; $16,421, $16,218 and $15,493 for Mr. Richerson; $12,955, $11,613 and
         $11,497 for Mr. Whitaker; and $9,234, $7,743 and $7,579 for Mr.
         Squires; and (ii) accruals by the Company with respect to the Company's obligations under the Executive Salary Continuation Agreements described below in the amounts of $24,000, $9,492 and $8,196 for Mr. Clemons; $11,040, $5,904 and $5,088 for Mr. Richerson; $2,772, $3,168
and $2,748 for Mr. Whitaker; and $3,504, $4,656 and $4,068 for Mr. Squires.

OPTION GRANTS IN 2001

         The Company granted no options to its named executive officers in 2001.

EXECUTIVE SALARY CONTINUATION AGREEMENTS

         The Company has entered into Executive Salary Continuation Agreements with certain of its senior executive officers, including Messrs. Clemons, Richerson, Whitaker and Squires, pursuant to which the executives (or their beneficiaries) are entitled, if certain performance targets for the Bank are met, to receive annual payments for 15 years, upon retirement at age 65 or, if sooner, death or disability of the executive. In the event the executive resigns or is terminated without cause prior to age 65, the executive is entitled to receive the vested portion of such benefits, with vesting occurring at the rate of 6%, 6%, 6% and 6% per year from March 30, 1995, March 30, 1995, March 16, 1998 and August 21, 1996, respectively for the named executives, if the required performance targets are met. As of December 31, 2001, Messrs, Clemons, Richerson, Whitaker and Squires were vested 36%, 36%, 18% and 30%, respectively. The performance target for each agreement is average return on assets for the Bank over the vesting period for each executive, as follows: 1.0% or better (100% of vested benefit); .9-.99% (90%); .8-.89% (80%); .7-.79% (70%) and below
..7%, no benefit.

         The amounts paid to a named executive are dependent on the then current compensation for each such person at the time of retirement or termination and will also be reduced by a percentage of social security payments and 401(k) benefits paid to the named executive during the time when the benefits are being paid and, as such, can not be calculated with certainty at this time. By way of example, if a named executive is employed by the Company for a period of 10 years and the average return on assets in each of those ten years is 0.99, then the named executive would be entitled to receive fifty-four percent (54%) of his or her then current salary at termination, less (i) fifty percent of social security benefits paid to the named executive and (ii) one hundred percent of the employer contributed 401(k) benefits paid to the named executive officer.

         Payment of the benefits is contingent on the executive not competing with the Bank for three years after termination of employment. In the event there is a change in control of the Bank or the Company, the benefits become fully vested without regard to the performance target or the non-competition agreement. A change in control is the acquisition of 50% or more of the shares of the Bank or the Company, or a merger, consolidation or similar transaction involving the Bank or the Company, or the cessation by either of their business activities or existence.

AGGREGATE OPTION EXERCISES DURING 2001 AND FISCAL YEAR END OPTION VALUES

         The following table provides information related to options exercised by the named executive officers during the 2001 fiscal year and the number and value of options held at fiscal year end. The Company has not issued stock appreciation rights or warrants to its executive officers.

                                                             --------------------------------      ---------------------------------
                                                                    NUMBER OF SECURITIES           VALUE OF UNEXERCISED IN-THE-MONEY
                               SHARES                               UNDERLYING UNEXERCISED               OPTIONS AT FISCAL YEAR
                              ACQUIRED                                  OPTIONS(#)                             END ($)(1)
                                 ON                          --------------------------------      ---------------------------------
                              EXERCISE         VALUE
       NAME                    (#)(2)        REALIZED ($)    EXERCISABLE        UNEXERCISABLE       EXERCISABLE        UNEXERCISABLE
------------------            --------       ------------    -----------        -------------      -------------       -------------
J. Randall Clemons                -                -             800                3,200               $ 6,520          $ 26,080

H. Elmer Richerson                -                -             533                2,134               $ 4,344          $ 17,393

Gary Whitaker                     -                -             266                  934               $ 2,168          $  7,613

Larry Squires                     -                -             266                  934               $ 2,168          $  7,613

---------------
(1) The closing price for the common stock as of December 31, 2001 was $38.75. Value is calculated on the basis of the difference between the option exercise price and $38.75 multiplied by the number of shares of Common Stock underlying the option.
(2) The named executive officers did not exercise any stock options during 2001.

                             DIRECTORS' COMPENSATION

         Each of the Company's directors is elected at the Annual Meeting and serves until the next Annual Meeting and until his successor has been duly elected and qualified. The Board of Directors of the Company also serves as the Board of Directors of the Bank. In 2001, each director received $1,650 per month for his services as a director of the Company and $800 for each Board of Directors' meeting of the Bank and $450 for each committee meeting of the Bank he attended, not to exceed $1,350 per month. In addition, a one-time fee was paid of $1,287 to directors of the Company plus $1,053 to directors of the Bank for the two planning retreats held during 2001.

              PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Decisions with respect to compensation of the Company's and the Bank's executive officers, including the Chief Executive Officer and the other named executive officers, for fiscal 2001 were made by the Board of Directors of the Bank based upon recommendations by the Personnel Committee. Compensation of executive officers consists of a base salary, an annual bonus, and matching and profit-sharing contributions under the Company's 401(k) plan (as well as health and disability insurance and other non-cash benefits similar to those of all employees of the Bank or Company). No member of the Personnel Committee served as an officer or employee of the Company or any of its subsidiaries during 2001.

         The overarching policy of the Personnel Committee and the Board of Directors in determining executive compensation, including the compensation of the Chief Executive Officer, is to attract and retain the highest quality talent to lead the Company and to reward key executives based upon their individual performance and the performance of the Bank and the Company. The Personnel Committee believes that providing incentives to, and rewarding the performance of, the Company's officers enhances the profitability of the Company.

         In recommending the 2001 base salary of J. Randall Clemons, the Company's and the Bank's Chief Executive Officer, the Personnel Committee reviewed a Tennessee Banking Association ("TBA") 2000 survey of compensation levels for Chief Executive Officers of Middle Tennessee banks or bank holding companies with assets of $100-500 million. Decisions regarding compensation were made in view of these sources of information with the intent to compensate the Chief Executive Officer with a comparable base salary.

         The Personnel Committee further considered the Bank's and the Company's overall financial performance in 2000 in recommending Mr. Clemons' base salary (including asset quality and growth, net income, earnings per share and return on equity compared to the previous year). For example, total assets for fiscal 2000 for the Company increased 21.6% compared with 1999, net income increased 14.9% and earnings per share increased 12.3% compared with 1999. Mr. Clemons' base salary was increased 6.0% for the 2001 year. Notwithstanding disclosure of certain performance measures in this paragraph, the Personnel Committee's recommendations concerning Mr. Clemons' base salary were not based upon the attainment of any specific quantitative performance objectives.

         The base salary for Mr. Richerson and Mr. Whitaker were based on similar criteria and considerations.

         Executive officers are eligible for an annual cash bonus pursuant to a formula determined by the Board of Directors based upon the Company's net income for the fiscal year. In 2001, Mr. Clemons was eligible for, and received, $6,000 for the first $1.25 million of net income earned by the Company and $5,000 for each additional $250,000 of net income earned. Mr. Richerson was eligible for, and received, $3,000 for the first $1.25 million of net income earned by the Company and $2,500 for each additional $250,000 of net income earned. Mr. Whitaker and Mr. Squires were eligible for, and received a bonus determined by the return of assets performance of the Bank which bonus was calculated on a basis consistent with the Bank's other employees.

         Employees, including executive officers, also receive a matching grant of $.35 from the Company for each one dollar ($1) up to a maximum of 6% contributed by the employee to the employee's 401(k) account. No employee is entitled to contribute more than $10,500. The Company contributes additional funds into each employee's 401(k) account under a profit-sharing arrangement based upon each employee's base salary as a percentage of the Company's total payroll.

         The compensation levels for fiscal 2001 for members of management other than Mr. Richerson, Mr. Clemons, Mr. Whitaker and Mr. Squires were established by the Personnel Committee based upon the recommendation of the Company's Chief Executive Officer, J. Randall Clemons. Mr. Clemons' recommendations regarding these salaries were based on considerations and criteria similar to those described above.

Jack W. Bell, Chairman     John Freeman
James Anthony Patton       Robert VanHooser

         The foregoing report of the Personnel Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

                         AUDIT COMMITTEE REPORT FOR 2001

         The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements to generally accepted accounting principles.

         In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61. In addition, the Audit Committee has received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. The Audit Committee has considered whether the independent auditors provision of non-audit services to the Company is compatible with maintaining the auditor's independence.

         In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the

Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

John R. Freeman, Chairman           Charles Bell
Robert T. VanHooser, Jr.            Jerry Franklin

         The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During fiscal 2001, the Personnel Committee of the Board of Directors of the Bank was composed of Messrs. C. Bell, Patton, VanHooser and J. Bell serving as Chairman. With the exception of Mr. VanHooser who was an officer of the Bank until 1996, none of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. There are no relationships among the Company's executive officers, members of the Personnel Committee or entities whose executives serve on the Board of Directors or the Personnel Committee that require disclosure under applicable regulations of the SEC. No executive officer of the Company or the Bank has served as a member of the compensation committee of another entity, one of whose executive officers served on the Personnel Committee. No executive officer of the Company or the Bank has served as a director of another entity, one of whose executive officers served on the Personnel Committee. No executive officer of the Company or the Bank has served as a member of the compensation committee of another entity, one of whose executive officers served as a director of the Company or the Bank.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Some directors and principal officers of the Company at present, as in the past, are customers of the Bank and have had and expect to have loan transactions with the Bank in the ordinary course of business. In addition, some of the directors and officers of the Bank are at present, as in the past, affiliated with businesses which are customers of the Bank and which have had and expect to have loan transactions with the Bank in the ordinary course of business. These loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other parties. In the opinion of the Board of Directors, these loans do not involve more than a normal risk of collectability or present other unfavorable features.

         During 2001, John R. Trice Appraisals, Inc. was paid an aggregate of $208,000 for 693 appraisals and inspections performed in connection with loans originated by the Bank. This company is owned by John R. Trice, a director of the Company and the Bank. The payments made by the Bank were reimbursed in full by the persons and/or entities whose properties were appraised.

SHAREHOLDER RETURN PERFORMANCE GRAPH

         The following graph compares the percentage change in the unaudited total return on the Company's Common Stock against the cumulative total return of the NASDAQ Index and The Carson Medlin Company's Independent Bank Index between December 31, 1996 and December 31, 2001. The graph assumes the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1996 and that all dividends were reinvested.

         The following Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

                                       1996           1997           1998           1999           2000           2001
                                       ----           ----           ----           ----           ----           ----
WILSON BANK HOLDING COMPANY            100            113            126            156            177            198
INDEPENDENT BANK INDEX                 100            148            154            140            139            165
NASDAQ INDEX                           100            122            173            321            193            153

                    SHAREHOLDERS' PROPOSALS AND OTHER MATTERS

         Shareholders intending to submit proposals for presentation at the next Annual Meeting and inclusion in the Proxy Statement and form of proxy for such meeting should forward such proposals to J. Randall Clemons, Wilson Bank Holding Company, 623 West Main Street, Lebanon, Tennessee 37087. Proposals must be in writing and must be received by the Company prior to November 10, 2002 in order to be included in the Company's Proxy Statement and form of proxy relating to the 2003 Annual Meeting of Shareholders. Proposals should be sent to the Company by certified mail, return receipt requested, and must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC.

         For any other shareholder proposals to be timely (but not considered for inclusion in the Company's Proxy Statement), a shareholder must forward such proposal to Mr. Clemons at the Company's main office (listed above) prior to January 28, 2003.

                                     GENERAL

         In addition to solicitation by mail, certain directors, officers and regular employees of the Company and the Bank may solicit proxies by telephone, telegram or personal interview for which they will receive no compensation other than their regular salaries. The Company may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Company's Common Stock held of record by such persons and may reimburse them for their reasonable out-of-pocket expenses in connection therewith.

         The Company's 2001 Annual Report is mailed herewith. A copy of the Company's Annual Report to the SEC on Form 10-K for the year ended December 31, 2001, is available without charge to any shareholder by writing to Becky Taylor, Wilson Bank Holding Company, 623 West Main Street, Lebanon, Tennessee 37087.

                                            By order of the Board of Directors,

                                            /s/ Jerry L. Franklin

                                            Jerry L. Franklin
                                            Secretary

Lebanon, Tennessee
March 14, 2002

Form of Proxy

                           WILSON BANK HOLDING COMPANY
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

         THIS PROXY IS SOLICITED UPON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING TO BE HELD ON APRIL 9, 2002.

         The undersigned hereby appoints Harold R. Patton and Mackey Bentley, or either of them, with full power of substitution, as proxies, and hereby authorizes them to vote, as designated, all shares of common stock of Wilson Bank Holding Company, held by the undersigned on March 1, 2002 at the Annual Meeting of Shareholders to be held Tuesday, April 9, 2002 at 7:00 p.m., (CST), at the main office of Wilson Bank and Trust, located at 623 West Main Street, Lebanon, Tennessee 37087 and any adjournment(s) thereof.

1. ELECTION OF DIRECTORS

         FOR all nominees (except as marked to the contrary below)
----

Charles Bell               James F. Comer            Marshall Griffith          H. Elmer Richerson
Jack W. Bell               Jerry L. Franklin         Harold R. Patton           John R. Trice
Mackey Bentley             John  B. Freeman          James Anthony Patton       Robert T. VanHooser, Jr.
J. Randall Clemons

         Withhold authority to vote for all thirteen nominees;
----

         WITHHOLD AUTHORITY TO VOTE FOR THE FOLLOWING NOMINEE(S), WRITE THAT NOMINEE'S NAME ON THE LINE BELOW:
----

        -----------------------------------------------------------------

2. RATIFICATION OF MAGGART & ASSOCIATES, P.C. AS INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR.

     FOR                              AGAINST                            ABSTAIN
----                              ----                               ----

In their discretion, the proxies are authorized to vote upon such business as may properly come before this meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Signature                                                    Date
                           -------------------------------        --------------

Signature (if held jointly)                                  Date
                           -------------------------------        --------------

         Please sign exactly as your name appears on your share certificates. Each joint owner must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name as authorized. If a partnership, please sign in partnership name by an authorized person.

           BE SURE TO MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                 IN THE ADDRESSED POSTAGE PAID ENVELOPE PROVIDED